Exhibit 10.55

Execution Version

AMERICAN INTERNATIONAL GROUP, INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of November 10, 2022 (the “Effective Date”), by and between American International Group, Inc., a Delaware corporation (the “Company”), and Peter Zaffino, an individual (“Executive”) (hereinafter collectively referred to as “the parties”). Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates.
RECITALS
WHEREAS, the Company desires to continue to employ Executive for the period provided in this Agreement, and Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.    Term. The term of Executive’s employment under this Agreement (the “Employment Term”) shall be for the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date. Thereafter, the Employment Term shall extend only upon the mutual agreement of the parties to renew the Employment Term at least thirty (30) days prior to the end of the Employment Term as then in effect.

2.    Employment. During the Employment Term:
(a)Executive shall continue to be employed as President and Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). Executive shall be nominated to serve as a member of the Board, and, if elected by the shareholders of the Company, shall serve as Chairman of the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive and director capacities. Notwithstanding the foregoing, Executive’s nomination to and service on the Board shall continue to be subject to the voting standards set forth in Section 2.2(f) of the Company’s By-Laws (as amended and restated December 9, 2020 and as may thereafter be amended or restated from time to time) (the “By-Laws”) and Article VI.B. of the Company’s Corporate Governance Guidelines (effective January 1, 2022 and as thereafter may be amended or restated from time to time), and in the event of Executive’s resignation from the Board pursuant to such provisions, Executive shall also resign from his position as President and Chief Executive Officer; provided that such resignations shall constitute Good Reason for purposes of Section 7(e) hereof.
(b)Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(b), Executive shall devote Executive’s full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain prior approval of the Board or an appropriate committee or delegee thereof; provided that Executive shall not need prior approval to continue his service on the boards and similar bodies on which he serves as of the Effective Date. Executive may manage personal and family investments, participate in industry organizations and conferences and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder. It is understood that, during Executive’s employment by or service to the Company, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct and indirect subsidiaries, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.

(c)Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives of the Company, including but not limited to any policy restricting pledging and hedging investments in Company equity by Company executives, the AIG Clawback Policy and any additional policies that the Company adopts regarding the recovery of incentive compensation as required by law and applicable listing rules. This Section 2(c) shall survive the termination of the Employment Term.
(d)Subject to Sections 7, 8 and 9 hereof, Executive’s employment with the Company is “at will,” such that each of Executive or the Company has the option to terminate Executive’s employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason.
3.    Annual Compensation.
(a)Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $1,500,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary shall be reviewed annually and subject to increase, but not decrease, at the discretion of the Board or the Compensation and Management Resources Committee of the Board (the “Committee”), as applicable.
(b)Short-Term Incentive Opportunity.
(1)Subject to the terms of the Company’s Annual Short-Term Incentive Plan (or any successor plan, the “STIP”) as in effect from time to time and the provisions hereof, for each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive a target annual cash bonus opportunity of $4,500,000 (such target bonus, as may hereafter be increased, the “Target Bonus”). Annual bonuses, if any, shall be determined based on the Board’s assessment of applicable corporate and individual performance goals under the STIP and shall be paid in cash at the same time as annual bonuses are paid to other senior executives of the Company, subject to Executive’s continued employment with the Company through December 31 of such performance year, except as set forth in Section 9 hereof; provided that in no event will payment be made later than March 1 of the year following such performance year.

4.    Equity Compensation.
(a)Special Award. Effective as of the Effective Date, the Company shall grant Executive a one-time long-term incentive award in the form of restricted stock units (“RSUs”) with respect to shares of common stock, par value $2.50 per share, of the Company (“Shares”) having a grant date value of $50,000,000 (the “Special RSU Grant”). The number of Shares underlying the Special RSU Grant shall be determined based on the average closing price per Share over the first five trading days of the calendar month in which the Effective Date occurs. The Special RSU Grant shall vest and be paid in full on the fifth (5th) anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such date (subject to Section 9 hereof). The Special RSU Grant shall be made under the Company’s 2021 Omnibus Incentive Plan (or any successor plan, the “Plan”) and shall be subject to the terms thereof, the terms of the award agreement pursuant to which such award is made and the terms of this Agreement.
(b)Annual LTIP Award. Executive shall be eligible to participate in the Company’s Long-Term Incentive Program (or any successor program, “LTIP”) on a substantially similar basis as other senior executives of the Company who receive LTIP grants, except as set forth herein. Executive’s annual award under the LTIP (commencing with the 2023 fiscal year) shall have a grant date target value of $14,000,000 (the “Annual LTIP Award”), which shall be comprised 75% of performance-based RSUs (“PSUs”) and 25% of stock options to purchase Shares (“Options”). Annual LTIP Awards shall be granted under the Plan and shall be subject to the terms thereof, the terms of the award agreements pursuant to which such award is made and the terms of this Agreement. For the avoidance of doubt, the Annual LTIP Award shall not be reduced by the Special RSU Grant.
5.    Stock Ownership Guidelines. Executive agrees to comply with any stock ownership guidelines adopted by the Company applicable to Executive, which shall be on the same terms as other senior executives of the Company, other than the amount that Executive is required to own.

6.    Other Benefits. During the Employment Term:
(a)Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to employees generally (taking into account jurisdictional differences), including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to other senior executives of the Company. Executive shall also be eligible to receive any fringe benefits maintained by the Company and made available to other senior executives of the Company.
(b)Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures as in effect from time to time, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business expenses incurred by him in connection with the performance of Executive’s duties hereunder.
(c)Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to annual vacation and sick leave, in each case in accordance with and subject to the policies as periodically established for other senior executives of the Company; provided, however, that any such policies shall not apply to Executive if such amended policies reduce Executive’s current level of leave without his prior approval.
(d)Company-Provided Transportation. In accordance with the terms of the applicable Company corporate policy(ies) in effect from time to time, to facilitate the performance of Executive’s management responsibilities hereunder, Executive shall be required to use Company-provided transportation for all business and personal travel purposes, as set forth in the Company’s corporate policy(ies); provided that no amendment to such Company corporate policy(ies) shall adversely affect Executive’s rights without Executive’s written consent. In the case of flights taken on any corporate aircraft for Executive’s personal use, the Company will provide Executive an allowance of $195,000 per year of the aggregate incremental cost to the Company for such flights, and Executive shall be required to reimburse the Company in full for any amounts above $195,000 per year (as determined by the Company in accordance with its regular practices).

7.    Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(a)Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.
(b)Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains disabled, and Executive shall be entitled to the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the LTIP in effect as of the date hereof.

(c)Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 8 hereof) and Executive shall be entitled to the benefits provided in Section 9(a) hereof. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion that in each case, has had or is reasonably likely to have a material adverse effect on the Company, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) Executive’s willful engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) Executive’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (iv) Executive’s material violation of the Company’s codes or conduct or any other Company policy as in effect from time to time; provided that Executive shall have thirty (30) days after written notice from the Company to cure the deficiency leading to the Cause determination (except with respect to clause (i) for which no notice is required) if, in the reasonable discretion of the Board, such deficiency is curable. The determination as to whether Cause has occurred shall be made by the Board following a reasonable opportunity for Executive and his counsel to be heard before the Board. The Board shall also have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting Cause. No action or inaction shall be deemed willful or intentional if (x) not demonstrably willful or intentional and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company.
(d)Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 hereof) not less than thirty (30) days prior to the termination of Executive’s employment without Cause, and Executive shall be entitled to the benefits provided in Section 9(c) hereof.

(e)Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below), and Executive shall be entitled to the benefits provided in Section 9(c) hereof. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) any reduction in Executive’s annual target direct compensation (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); (ii) a failure to timely grant the Special RSU Grant for any reason or a non-compliance with the terms relating thereto, as provided in Section 4(a) hereof; (iii) an adverse change in Executive’s duties, authorities, responsibilities or reporting relationship; (iv) the failure to nominate Executive to the Board or Executive ceasing to serve as Chairman of the Board for any reason (other than, for the avoidance of doubt, due to a termination of employment pursuant to Section 7(c) hereof or due to his removal as a director with cause pursuant to the Company’s By-Laws); (v) a relocation of the office at which Executive performs his services to a location that increases his one-way commute by more than fifty (50) miles from his commute in effect as of the Effective Date; or (vi) the Company’s violation of the terms of this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (A) Executive delivers a Notice of Termination to the Company within thirty (30) days after Executive first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (B) Executive’s “separation from service” (within the meaning of Section 409A) occurs no later than two (2) years following the initial existence of the circumstances giving rise to Good Reason.
(f)Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than twelve (12) months prior to the termination of Executive’s employment, and Executive shall be entitled to the benefits provided in Section 9(a) hereof through the last day of such notice period.
(g)Retirement. Executive may terminate Executive’s employment upon Retirement by delivering to the Company a Notice of Termination not less than twelve (12) months prior to the termination of Executive’s employment, and Executive shall be entitled to the benefits provided in Section 9(d) hereof. For purposes of this Agreement, “Retirement” shall have the meaning assigned to such term in the LTIP in effect as of the date hereof.
(h)Expiration of Employment Term. Executive’s employment shall terminate upon expiration of the initial five-year Employment Term, and Executive shall be entitled to the benefits provided in Section 9(e) hereof.

8.    Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a date of termination (the “Termination Date”), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).
9.    Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits: provided, however, that any such benefits to which Executive is hereunder entitled shall be offset by those benefits that Executive receives, if any, under applicable law; provided, further, that, effective as of the Effective Date, Executive shall cease participation in the Company’s Amended and Restated 2012 Executive Severance Plan and shall not be entitled to receive any payments or benefits thereunder:
(a)Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the Termination Date, including:
(1)Accrued and unpaid wages due through the Termination Date, payable in accordance with the Company’s normal payroll practices;
(2)Reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, payable in accordance with Company policy;
(3)Accrued but unused vacation pay;
(4)Equity and incentive awards, to the extent previously vested, payable or delivered to Executive in accordance with the terms of such awards; and
(5)Any amount or benefit as provided under any benefit plan or program (the foregoing items in clauses (1) through (5) being collectively referred to as the “Accrued Compensation”).
(b)Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 9(b).

(1)The Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation;
(2)The Company shall pay to Executive (or Executive’s beneficiaries, as applicable) any STIP award earned but unpaid in respect of any fiscal year preceding the Termination Date (subject to Section 10 hereof) at the same time as bonuses are paid to other senior executives of the Company (but in no event later than March 1 of the year in which Executive’s Termination Date occurs);
(3)If Executive’s termination is due to Executive’s Disability, then the Company shall pay to Executive his STIP award in respect of the fiscal year in which Executive’s Termination Date occurs in an amount equal to the product of (A) the STIP award that Executive would have been entitled to receive based on actual achievement against the stated performance objectives (the “Actual Bonus”) and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365; provided that, (i) if the Committee (or, if applicable, the Board) exercises any positive discretion with respect to the payment of STIP awards for such year to other senior executives of the Company, then the same discretion shall be applied to the payment of Executive’s Actual Bonus pursuant to this Section 9(b)(3) and (ii) if any of the stated performance objectives were based on Executive’s individual performance, then such individual performance objectives shall be deemed to have been achieved at 100% of target levels; provided, further, that, in the case of a CIC Covered Termination (as defined below), then in the foregoing calculation, the amount under (A) above shall instead be equal to the greater of (i) Executive’s Target Bonus and (ii) Executive’s Actual Bonus. Any bonus or incentive award payable to Executive under this clause (3) shall be paid in a lump sum payment at the same time as annual bonuses are paid to other senior executives of the Company (but in no event later than March 1 of the year following the fiscal year in which Executive’s Termination Date occurs) (the “Pro Rata Bonus”);
(4)Only if Executive’s termination is due to Executive’s death, then the Pro Rata Bonus shall equal the product of (A) Executive’s Target Bonus and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365; and

(5)Each unvested equity award (including, for the avoidance of doubt, the Special RSU Grant) held by Executive at the time of termination shall vest and be paid in full, with any such awards that are subject to performance conditions determined based on actual performance at the end of the applicable performance period; provided that, in the event of a termination by reason of Executive’s death, any applicable performance conditions shall be deemed to have been earned at target levels; provided, further, that any stock options will remain exercisable for the remainder of the option’s term (the “Equity Acceleration”).
For purposes of this Agreement, a “CIC Covered Termination” shall mean a termination of employment pursuant to Section 7(d) or 7(e) hereof that occurs within twenty-four (24) months following a Change in Control.
(c)Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 9(c).
(1)The Company shall pay to Executive any Accrued Compensation;
(2)The Company shall pay to Executive any STIP award earned but unpaid in respect of any fiscal year preceding the Termination Date (subject to Section 10 hereof) at the same time as STIP awards are paid to other senior executives of the Company (but in no event later than March 1 of the year in which Executive’s Termination Date occurs);
(3)The Pro Rata Bonus;

(4)The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 9(c)) for the periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10 hereof), equal to the product of (A) one and one-half (1.5) times and (B) the sum of (x) Executive’s Base Salary and (y) the average annual short-term incentive bonus actually paid to Executive for the three (3) most recently completed calendar years preceding the year in which Executive’s Termination Date occurs (the “Average STI Bonus”), in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason; provided that, in the case of a CIC Covered Termination, then in the foregoing calculation, (i) the amount under (A) shall instead be equal to two (2) and (ii) the amount under (B)(y) shall instead be based on the greater of (I) Executive’s Target Bonus and (II) Executive’s Average STI Bonus;
(5)The Equity Acceleration (including, for the avoidance of doubt, with respect to the Special RSU Grant); and
(6)Executive shall receive continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period equal to the greater of (i) eighteen (18) months (or, in the case of a CIC Covered Termination, twenty-four (24) months) and (ii) as permitted within the requirements under COBRA; provided that Executive shall be solely responsible for paying the full cost of the monthly premiums for such COBRA coverage. In addition, Executive shall receive one (1) year of additional service credit and credit for additional age solely for purposes of determining Executive’s eligibility to participate in any Company retiree health plan and, if eligible, may choose to participate in any such plan as of his Termination Date at the applicable rate or pay for COBRA coverage, if applicable. If Executive chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, Executive may participate in the applicable Company retiree health plan(s) following the COBRA period. Executive shall also receive a lump-sum payment of $40,000 which may, among other things, be payable towards COBRA healthcare and life insurance coverage after the Termination Date.
(d)Retirement. In the event of Executive’s Retirement, then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 9(d).

(1)The Company shall pay Executive the Accrued Compensation;
(2)The Company shall pay to Executive any STIP award earned but unpaid in respect of any fiscal year preceding the Termination Date (subject to Section 10 hereof) at the same time as bonuses are paid to other senior executives of the Company (but in no event later than March 1 of the year in which Executive’s Termination Date occurs);
(3)The Pro Rata Bonus;
(4)The Equity Acceleration (including, for the avoidance of doubt, with respect to the Special RSU Grant); and
(5)Executive shall be eligible for any other payments or benefits in accordance with the terms of an applicable Company benefit plan, program or policy that provides for payments or benefits upon retirement.
(e)Expiration of Employment Term. If Executive’s employment terminates upon expiration of the initial five-year Employment Term in accordance with Section 1 hereof, then, subject to Section 13(d) and Section 16(e) hereof, the Company shall pay to Executive (a) any Accrued Compensation; (b) the Equity Acceleration (including, for the avoidance of doubt, with respect to the Special RSU Grant); and (c) the Pro Rata Bonus.
(f)Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

10.    Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a mutually agreed upon manner that to the extent possible preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s Termination Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
11.    Section 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to Executive (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by Executive), either alone or together with any other payments which Executive is entitled to receive from the Company or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Code (“Section 280G”), such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts Executive would receive without any such reduction (the “Unreduced Amounts”), after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, Executive will instead receive the Unreduced Amounts. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits shall be reduced. Any determinations pursuant to this Section 11 shall be made by a nationally recognized tax preparation firm.

12.    Employee Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
13.    Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, and also acknowledges and recognizes that Executive will have access to and become acquainted with confidential information of the Company, and accordingly agrees as follows:

(a)This Section 13 is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “AIG”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information. Executive’s employment requires exposure to and use of Confidential, Information (as defined below). Accordingly, Executive agrees that during and after Executive’s employment with AIG, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or any entity other than AIG solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of AIG, where to do so would require the use or disclosure of Confidential Information (for purposes of this Section 13, “customer or client” shall not include insurance brokers). Executive further agrees that during Executive’s employment with AIG and for a period of one (1) year after employment terminates for any reason (the “Restricted Period”), Executive will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity.
(b)During the term of employment, Executive will have access to and become acquainted with Confidential Information. Executive agrees that during Executive’s employment and any time thereafter, all Confidential Information will be treated by Executive in the strictest confidence and will not be disclosed or used by Executive in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of AIG or unless required by law. Executive further agrees that Executive will not knowingly remove or destroy any Confidential Information either during Executive’s employment or at any time thereafter and will return to AIG any Confidential Information in Executive’s possession at the end of Executive’s employment (or earlier if so requested by the Company). Executive also agrees that during and after Executive’s employment with AIG, Executive will not make any disparaging comments about AIG or any of its officers, directors or employees to any person or entity not affiliated with AIG. AIG also agrees that during and after Executive’s employment with AIG, it will not make any disparaging comments about Executive. Nothing herein shall prevent Executive from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, or (d) in connection with any investigation by AIG.

(c)“Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to AIG in confidence. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. Executive acknowledges that items of Confidential Information are AIG’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of AIG.
(d)During the Restricted Period, Executive shall not, directly or indirectly:
(1)Engage in any Competitive Business (as defined below);
(2)Enter the employ of, or render any services to, any person engaged in any Competitive Business;
(3)Acquire a financial interest (other than passive investments) in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(4)Interfere with business relationships between AIG and customers or suppliers of, or consultants to, AIG;
provided that, notwithstanding anything to the contrary, if Executive’s termination of employment is pursuant to Section 9(e) hereof, then this Section 13(d) shall only apply subject to Executive’s prior approval and if the Company provides Executive with the benefits he would have received had his termination been pursuant to Section 9(c) hereof (for the avoidance of doubt, subject to Section 16(e) hereof).

(e)For purposes of Section 13(d), a “Competitive Business” means, as of any date, including during the Restricted Period, any entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business and is:
(1)a property and casualty insurance company, including a commercial insurance, business insurance, personal insurance and/or specialty insurance company; and
(2)a life and accident and health insurance company (for so long as the Company is the beneficial owner of at least fifty percent (50%) of the equity interests of Corebridge Financial, Inc.).
(f)Notwithstanding anything to the contrary in this Agreement, Executive may (i) directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person and (ii) provide services to or acquire a financial interest or become actively involved in an entity that has a unit, division, subsidiary or other line of business or portfolio company engaging in a Competitive Business so long as Executive does not provide services directly to such unit, division, subsidiary or other line of business or portfolio company engaging in the Competitive Business.
(g)Executive understands that the provisions of this Section 13 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but Executive nevertheless agrees and hereby acknowledges that:
(1)Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company;
(2)Such provisions contain reasonable limitations as to time and scope of activity to be restrained;
(3)Such provisions are not harmful to the general public; and

(4)Such provisions are not unduly burdensome to Executive. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provision of this Section 13 otherwise is void, voidable or unenforceable or should be voided or held unenforceable.
(h)It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 13 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 13 or elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(i)This Section 13 shall survive the termination of the Employment Term.
14.    Remedies for Breach of Obligations under Section 13. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Section 13 hereof. Accordingly, Executive agrees that the Company shall be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Section 13 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. This Section 14 shall survive the termination of the Employment Term.
15.    Cooperation.
(a)Following Executive’s termination of employment for any reason, except as provided in Section 12 hereof, Executive agrees to make himself reasonably available to cooperate with the Company and its affiliates in any litigation or regulatory matters that concern the Company and with respect to which Executive may have relevant knowledge. Nothing in this Section 15(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters.

(b)The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 15 for which Executive has obtained prior approval from the Company.
(c)Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict Executive from acting against Executive’s own legal interests or providing accurate and truthful testimony or information to any governmental agency.
(d)This Section 15 shall survive the termination of the Employment Term.
16.    Miscellaneous.
(a)Successors and Assigns.
(1)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.
(2)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
(3)This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified Mail, Return Receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(c)Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law and the Company’s charter and by-laws for actions taken as a director or officer of the Company, as in effect at the time of the subject act or omission. In connection therewith, the Company will provide Executive with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as the Company’s other directors and officers. The Company agrees to cause any successor to all or substantially all of the business or assets (or both) of the Company to assume expressly in writing and to agree to perform all of the obligations of the Company in this Section 16(c). This provision shall survive any termination of the Employment Term.
(d)Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction(s) required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e)Release of Claims. The termination benefits described in Sections 9(b) through 9(e) hereof (in each case, other than with respect to Accrued Compensation) shall be conditioned on Executive delivering to the Company, and not revoking, a signed release of claims acceptable to the Company within fifty-five (55) days following Executive’s Termination Date; provided, however, that Executive shall not be required to release any rights Executive has to be indemnified by the Company under Section 16(c) hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 16(e) shall refer to Executive’s representative or estate.
(f)Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.
(g)Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to participate in the Company’s Employment Dispute Resolution program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association.

(h)Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 16(h), or pursuant to a Company policy that is applicable to other senior executives of the Company and that is designed to advance the legitimate corporate governance objectives of the Company, shall not in and of itself constitute a breach of this Agreement.
(i)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
(j)No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities. Any actions taken by the Company under this Section 16(j) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 7(e) hereof.
(k)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    Entire Agreement. This Agreement (together with the AIG Code of Conduct) constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation Executive’s Offer Letter with the Company dated February 11, 2021, the Non-Solicitation and Non-Disclosure Agreement executed by Executive on July 5, 2017 and any term sheets or other similar presentations.
18.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF shall be deemed the equivalent of originals.
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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Executive Vice President, General Counsel and Global Head of Communications and Government Affairs

EXECUTIVE

By:	/s/ Peter Zaffino
Name:	Peter Zaffino
Title:	President & Chief Executive Officer
[Signature Page to Employment Agreement]